Exhibit 99.1
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	Press Release

FRANKLIN COVEY REPORTS STRONG START TO FISCAL 2022

First Quarter Sales Increase 27% to a Record $61.3 Million Compared with $48.3 Million in Fiscal 2021

All Access Pass Subscription and Subscription Services Sales Grow 27% to $33.1 Million in the First Quarter, Education Division Revenues Grow 56%

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 24% Over the Prior Fiscal Year to $121.1 Million

Operating Income and Adjusted EBITDA Exceed Expectations as First Quarter Operating Income Increases to $5.5 Million and Adjusted EBITDA Increases 167% to $9.9 Million

Liquidity and Financial Position Remain Strong

Salt Lake City, Utah –  Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its first quarter of fiscal 2022, which ended on November 30, 2021.

Introduction

The Company’s strong first quarter performance was highlighted by the following key metrics:

▪

The Company’s consolidated sales for the quarter ended November 30, 2021 achieved record first-quarter levels.  Consolidated sales for the first quarter increased 27% to $61.3 million compared with $48.3 million in fiscal 2021, and $58.6 million in the pre-pandemic first quarter of fiscal 2020.  Rolling four quarter sales at November 30, 2021 sales increased 26% to $237.1 million.  The Company’s sales increased during the first quarter of fiscal 2022 primarily due to strong subscription and subscription services sales, including the following:

o	All Access Pass subscription and subscription services sales grew 27% to $33.1 million in the first quarter compared with the prior year.
o

Education Division revenues grew 56% on the strength of increased Leader in Me subscription sales compared with fiscal 2021, increased subscription coaching and consulting services, and increased material sales.

o	The sum of billed and unbilled deferred revenue at November 30, 2021 grew 24% to $121.1 million, compared with November 30, 2020.

▪

On the strength of increased sales and a strong gross margin percentage associated with increased subscription sales and licensee royalty revenues, gross profit for the first quarter of fiscal 2022 increased 31% to $47.6 million compared with $36.4 million in 2021, and $42.0 million in fiscal 2020.

▪	Operating income increased $5.7 million to $5.5 million in the first quarter compared with a loss of $(0.2) million in each of fiscal 2021 and 2020.
▪

Adjusted EBITDA increased 167% to $9.9 million in the first quarter of fiscal 2022 compared with $3.7 million in fiscal 2021, and $5.0 million in fiscal 2020.  Rolling four-quarter Adjusted EBITDA increased 162% to $34.2 million compared with $13.0 million for the corresponding period in fiscal 2021.

▪	Cash flows from operating activities for the quarter ended November 30, 2021 remained strong at $10.2 million.

Paul Walker, President and Chief Executive Officer, commented, “We are very pleased with our very strong first quarter results.  Revenue in the quarter increased 27%, or $12.9 million, to $61.3 million, and sales for the rolling four quarters ended November 30, 2021 grew 26% or $48.9 million to $237.1 million.  Equally strong, our Adjusted EBITDA for the quarter increased 167% to $9.9 million compared with $3.7 million in the first quarter a year ago.  Adjusted EBITDA for the rolling four quarters ended November 30, 2021 increased 162%, or $21.1 million, to $34.2 million.  These increases reflect continued robust momentum in the business driven by the strength, quality, and durability of our value proposition and subscription business.”

Walker continued, “The ongoing strength of our subscription business was reflected in every income category, including sales, deferred sales (billed and unbilled), gross profit, Adjusted EBITDA, and net income.  At November 30, 2021, we had $51.3 million of cash and over $66 million in liquidity. Our cash flows from operating activities remained strong at over $10 million in the first quarter.  We believe the strong start to fiscal 2022 provides considerable momentum for the year as we look forward to increasing sales, profitability, and cash flows.”

Financial Overview

The following is a summary of financial results for the first quarter of fiscal 2022:

▪

Net Sales:  Consolidated sales for the quarter ending November 30, 2021 increased 27% to $61.3 million, compared with $48.3 million in the first quarter of fiscal 2021.  The Company was pleased with the continued strength of the All Access Pass and Leader in Me subscription-based services and believes its electronic delivery capabilities (including the delivery of subscription services live-online) of these offerings have allowed its business performance to remain strong even during the ongoing pandemic.  For the first quarter of fiscal 2021, Enterprise Division sales grew 22%, or $8.8 million, to $48.1 million compared with $39.3 million in the prior year.  AAP subscription and subscription services sales increased 27% to $33.1 million, and annual revenue retention remained strong at greater than 90%.  Sales increased in each of the Company’s foreign direct offices and improved 27% for the combined offices compared with the first quarter of fiscal 2021.  International licensee revenues continue to improve and increased 15% compared with the prior year.  Education Division sales grew 56%, or $4.2 million, to $11.7 million compared with $7.5 million in the first quarter of fiscal 2021.  Education Division sales grew on the strength of increased Leader in Me subscription revenues and subscription services, including coaching and consulting, together with a related increase in sales of materials used by schools in connection with their membership subscription.  As a result of improving conditions, sales increased in each of the Company’s operating segments compared with the first quarter of fiscal 2021.  The Company remains optimistic about the future and looks forward to continued recovery from the pandemic in fiscal 2022.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At November 30, 2021, the Company had $121.1 million of billed and unbilled deferred subscription revenue, a 24%, or $23.7 million increase over November 30, 2020.  This total includes $67.8 million of deferred subscription revenue which was on its balance sheet, a 19%, or $10.8 million increase compared with deferred subscription revenue at November 30, 2020.  At November 30, 2021, the Company had $53.4 million of unbilled deferred revenue, a 32%, or $12.9 million increase compared with $40.5 million of unbilled deferred revenue at November 30, 2020.  Unbilled deferred revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit totaled $47.6 million in the first quarter compared with $36.4 million in the prior year.  The Company’s gross margin for the quarter ended November 30, 2021 improved 240 basis points to 77.7 percent of sales compared with 75.3 percent in the prior year, reflecting the continued increase in subscription revenues in the mix of overall sales, increased licensee royalty revenues, and the impact of increased sales on fixed cost of sale elements such as salaried Education Division coaches and capitalized curriculum amortization expense.  Gross profit increased due to improved sales as described above.

▪

Operating Expenses:  The Company’s operating expenses for the quarter ended November 30, 2021 increased $5.5 million compared with the first quarter of fiscal 2021, which was due to a $5.7 million increase in selling, general, and administrative (SG&A) expenses.  Despite the increase in SG&A expenses, as a percent of sales SG&A expenses decreased to 64.2 percent in fiscal 2022 compared with 69.7 percent in the prior year.  The Company’s SG&A expenses increased primarily due to increased commissions on improved sales, increased associate costs resulting from new sales and sales related headcount, increased stock-based compensation expense, and increased content development expense.  Increased SG&A expense in these areas was partially offset by cost savings from the successful implementation of expense reduction initiatives in various areas of the Company’s operations.

▪

Operating Income:  As a result of increased sales and an improved gross margin, the Company’s income from operations for the first quarter improved $5.7 million to $5.5 million compared with a $(0.2) million loss in the first quarter of fiscal 2021.

▪

Income Taxes:  The Company’s income tax provision for the quarter was $1.3 million, for an effective income tax rate of 25.5 percent, compared with an income tax provision of $0.2 million, for an effective expense rate of 25.1 percent, in the prior year.  The Company recorded tax expense on a pre-tax loss in fiscal 2021 due to the exaggerated impact of unfavorable permanent items on the small (near breakeven) amount of pre-tax loss recognized during the quarter.

▪

Net Income:  As a result of the factors described above, the Company’s first quarter net income improved $4.7 million to $3.8 million, or $0.27 per diluted share, compared with a loss of $(0.9) million, or $(0.06) per share, in the prior year.

▪

Adjusted EBITDA:  Adjusted EBITDA for the first quarter of fiscal 2022 improved 167%, or $6.2 million, to $9.9 million compared with $3.7 million in the first quarter of the prior year, reflecting increased sales and improved margins.

▪

Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $51.3 million of cash at November 30, 2021, and no borrowings on its $15.0 million line of credit, compared with $47.4 million of cash with no borrowings on its line of credit at August 31, 2021.  Cash flows from operating activities for the first quarter of fiscal 2022 remained strong at $10.2 million, compared with $10.9 million in the prior year.

Fiscal 2022 Outlook

Based on the Company’s strong first quarter performance and momentum generated in late fiscal 2021, the Company expects fiscal 2022 Adjusted EBITDA to total between $34.0 million and $36.0 million.  The middle of this range reflects 25% growth in Adjusted EBITDA compared with the $28.0 million achieved in fiscal 2021.  The Company intends to review and update its fiscal 2022 guidance after the completion of its fiscal second quarter.  The Company remains confident the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth trajectory across recent years, and which have remained strong during the pandemic, will drive continued growth in fiscal 2022 and subsequent years.

Earnings Conference Call

On Thursday, January 6, 2022, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the first quarter of fiscal 2022, which ended on November 30, 2021.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 50246856.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/hat6hewy.  A replay of the webcast will remain accessible through January 20, 2022 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, Adjusted EBITDA, to consolidated net income (loss), a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100,  Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 30,	November 30,
	2021	2020

Net sales	$61,259	$48,324

Cost of sales	13,661	11,938
Gross profit	47,598	36,386

Selling, general, and administrative	39,343	33,683
Depreciation	1,279	1,741
Amortization	1,431	1,131
Income (loss) from operations	5,545	(169)

Interest expense, net	(431)	(544)
Income (loss) before income taxes	5,114	(713)

Income tax provision	(1,302)	(179)
Net income (loss)	$3,812	$(892)

Net income (loss) per common share:
Basic and diluted	$0.27	$(0.06)

Weighted average common shares:
Basic	14,246	13,977
Diluted	14,312	13,977

Other data:
Adjusted EBITDA(1)	$$9,932	$$3,716

(1) Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP measure, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2021	2020
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$3,812	$(892)
Adjustments:
Interest expense, net	431	544
Income tax provision	1,302	179
Amortization	1,431	1,131
Depreciation	1,279	1,741
Stock-based compensation	1,649	1,158
Increase in contingent consideration liabilities	28	62
Government COVID-19 assistance proceeds	-	(207)

Adjusted EBITDA	$9,932	$3,716

Adjusted EBITDA margin	16.2%	7.7%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2021	2020
Sales by Division/Segment:
Enterprise Division:
Direct offices	$45,119	$36,743
International licensees	2,997	2,596
	48,116	39,339
Education Division	11,697	7,498
Corporate and other	1,446	1,487

Consolidated	$61,259	$48,324

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$36,202	$29,439
International licensees	2,701	2,285
	38,903	31,724
Education Division	7,860	3,986
Corporate and other	835	676

Consolidated	$47,598	$36,386

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$9,954	$6,703
International licensees	1,671	1,284
	11,625	7,987
Education Division	235	(2,285)
Corporate and other	(1,928)	(1,986)

Consolidated	$9,932	$3,716

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 30,	August 31,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$51,250	$47,417
Accounts receivable, less allowance for
doubtful accounts of $4,701 and $4,643	51,692	70,680
Inventories	2,579	2,496
Prepaid expenses and other current assets	16,162	16,115
Total current assets	121,683	136,708

Property and equipment, net	10,585	11,525
Intangible assets, net	48,667	50,097
Goodwill	31,220	31,220
Deferred income tax assets	4,259	4,951
Other long-term assets	14,246	15,153
	$230,660	$249,654

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	2,963	2,887
Accounts payable	5,485	6,948
Deferred subscription revenue	65,812	74,772
Other deferred revenue	11,958	11,117
Accrued liabilities	26,107	34,980
Total current liabilities	118,160	136,539

Notes payable, less current portion	11,759	12,975
Financing obligation, less current portion	10,387	11,161
Other liabilities	7,942	8,741
Deferred income tax liabilities	375	375
Total liabilities	148,623	169,791

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	213,504	214,888
Retained earnings	67,403	63,591
Accumulated other comprehensive income	565	709
Treasury stock at cost, 12,757 and 12,889 shares	(200,788)	(200,678)
Total shareholders' equity	82,037	79,863
	$230,660	$249,654